InComm Conferencing Page 1 of 3 www.incommconferencing.com Spark Energy Q1 Earnings Call May 6, 2021 Presenters Mike Barajas – CPA Keith Maxwell – CEO Jim Jones – CFO Operator Good morning, ladies and gentlemen, and welcome to the Spark Energy Inc. first quarter 2021 earnings conference call. My name is Donna (sp), and I'll be operator for today. All participants are on a listen only mode. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded for replay purposes, and this call will be posted on Spark Energy Inc.’s website. I will now turn the conference over to Mr. Mike Barajas with Spark Energy Inc. Please go ahead, sir. Mike Barajas Thank you. Good morning and welcome to Spark Energy’s first quarter 2021 earnings call. This call is also being broadcast via webcast, which can be located in the investor relations section of our website at sparkenergy.com. With us today from management is our CEO, Keith Maxwell, and our CFO, Jim Jones. Please note that today's discussion may contain forward looking statements, which are based on assumptions that we believe to be reasonable as of this date. Actual results may differ materially. We urge everyone to review the safe harbor statement in yesterday's earnings release, as well as the risk factors in our SEC filings. We undertake no obligation to update these statements as a result of future events except as required by law. In addition, we will refer to both GAAP and non-GAAP financial measures. For information regarding our non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures, please refer to yesterday's earnings release. With that, I'll turn the call over to Keith Maxwell, our CEO. Keith Maxwell Thank you, Mike. I want to welcome everyone to today’s earning call. I’ll begin by (inaudible) summary of results for the first quarter, and then our CFO, Jim Jones, will provide more details on the financials. In the first quarter, we reported adjusted EBITDA of $32.7 million. The decrease in gross margin year-over-year was largely offset by the reduction in G&A expenses in customer acquisitions costs (sp). Spark’s adjusted EBITDA reflects normal day-to-day operations for the company, absent the week of the winter storm Yuri which obviously was an extraordinary, non-recurring event. Winter storm Yuri resulted in a $60 million add back adjusted EBITDA (sp) as a one-time non-reoccurring even. Looking forward to the remainder of 2021, we believe the storm had negligible impact on our future ambitions and has already opened up a number of potential acquisition opportunities, as well as reducing the current

InComm Conferencing Page 2 of 3 www.incommconferencing.com competitive (sp) environment. Spark will continue to execute on all of our initiatives (inaudible) several acquisition opportunities. We are also excited to announce on January 19, 2021, we increased our working capital facility by 25 million to a new total of $227.5 million. As of March 31, 2021, we have $141 million total liquidity to fund our ongoing operations and potential tuck in transactions and future endeavors. We would like to thank our bankers for their partnership and continued support. We believe this liquidity puts us in an advantageous position in regards to new opportunities that we’re current working on with a number of projects and renewal space (sp). Stay tuned as we expect to make several announcements in the coming months regarding our focus on ESG strategies transforming the company into new areas or (sp) supply (inaudible). That concludes my prepared remarks. Now I’ll turn the call over to Jim for his financial review. Jim? Jim Jones Thank you, Keith, and good morning. In the quarter, we achieved 32.7 million in adjusted EBITDA compared to last year's first quarter of 30.3 million. Retail gross margin for the quarter was 50 million compared to 55.5 million last year. The impact of winter storm Yuri on adjusted EBITDA and retail gross margin resulted in add backs of 60 million and 64.9 million respectively. In our retail electricity segment, gross margin was 30.6 million compared to 30.8 million in the first quarter last year. Volumes were lower due to a reduction in our customer base. However, our load is now concentrated in structure (sp) margin residential customers. In our retail natural gas segment, gross margin was 19.4 million compared to 24.7 million in the first quarter last year. This decrease was attributable to lower volumes and improve unit margins as a result of favorable commodity prices. G&A expenses of 12.7 million were lower compared to 25.7 million in the first quarter last year, primarily due to a decrease in legal expenses by debt, executive compensation, employee costs, and broker fees incurred in 2020. Total RCEs (sp) in the first quarter were 367,000. Our attrition of 4.2% is down from 5.7% from the first quarter of last year. Total RCEs in the first quarter last year were 585,000. Our net loss for the quarter was 27.6 million, or income of negative $0.66 per fully diluted share, compared to net income of 10.1 million, or $0.20 per fully diluted share, for the first quarter of 2020. The decrease in net income is driven by reduced gross margin due to the impact of the winter storm Yuri, which I previously described, partially offset by the non-cash mark to market accounting associated with the hedges we put in place to lock in margins on our retail contracts, lower G&A, and an income tax benefit. We had a mark to market gain this quarter of 5.9 million compared to a mark to market loss of 7.9 million a year ago. As we have reminded investors in the past, the non-cash mark to market movements do not affect the actual cash we expect to receive on our fixed price contracts. This is why we don't believe net income is a good indicator of our business performance, and we continue to guide investors away from that income and towards adjusted EBITDA as an indicator of our business performance. On March 15th and April 15th, we paid quarterly cash dividend on our Class A common stock and Series A preferred stock respectively. On April 21st,

InComm Conferencing Page 3 of 3 www.incommconferencing.com we announced first quarter dividends of $0.18.125 per share on our common stock to be paid June 15th and $0.54.688 cents per share of on the preferred stock to be paid July the 15th. That's all I have. Back to you, Keith. Keith Maxwell Thanks, Jim. Entering the second quarter of 2021, we're committed to investing in multiple sales (sp) channels that will ensure this business can grow our customer book post COVID-19. We want to thank our employees and suppliers for their hard work producing a good quarter and want to thank Spark customers for choosing us as their energy provider. We look forward to some big news (inaudible). Thank you very much. Operator Ladies and gentlemen, this concludes today's event. You may disconnect your lines and log off the webcast at this time and have a wonderful day.